Exhibit 2.1

AMENDMENT AGREEMENT

dated

April 1, 2016

by and among:

Hyster-Yale Capital Holding Italy S.r.l.

(as Purchaser)

- on the one side -

and

Emilio Bolzoni

Roberto Scotti

Franco Bolzoni

Paolo Mazzoni

Pier Luigi Magnelli

(as Sellers)

- on the other side -

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on April 1, 2016,

by and between

(1)	Emilio Bolzoni, born in Piacenza (Italy) on September 25, 1952, residing at Via G. Bruno, 2 - 29121 Piacenza (Italy), Italian tax code BLZMLE52P25G535S (“Emilio Bolzoni”);

(2)	Roberto Scotti, born in Piacenza (Italy) on February 13, 1951, residing at Via Mischi, 14 - 29122 Piacenza (Italy), Italian tax code SCTRRT51B13G535Z (“Roberto Scotti”);

(3)	Franco Bolzoni, born in Piacenza (Italy) on August 5, 1948, residing at Località Case Parigini - 29025 Gropparello (PC) (Italy), Italian tax code BLZFNC48M05G535O (“Franco Bolzoni”);

(4)	Paolo Mazzoni, born in Pontenure, Piacenza (Italy) on May 28, 1950, residing at via G. Tononi, 4 - 29122 Piacenza (Italy), Italian tax code MZZPLA50E28G852H (“Paolo Mazzoni”);

(5)	Pier Luigi Magnelli, born in Fiorenzuola D’Arda, Piacenza (Italy) on August 9, 1941, residing at via Coppellotti, 24 - 29121 Piacenza (Italy), Italian tax code MGNPLG41M09D611H (“Pier Luigi Magnelli” and, together with Emilio Bolzoni, Roberto Scotti, Franco Bolzoni and Paolo Mazzoni, collectively, the “Sellers”);

and

(6)	Hyster-Yale Capital Holding Italy S.r.l., a corporation incorporated and existing under the laws of Italy, having its registered office in Masate, Milan (Italy), via Confalonieri 2, and enrolled with the Companies’ Register of Milan (Italy) at no. 09416080969, represented by Suzanne Schulze Taylor, Director, duly empowered (the “Purchaser” or “HY Italy” and, together with the Sellers, the “Parties”)

WHEREAS

(A)	On February 14, 2016 the Sellers and Hyster-Yale Materials Handling, Inc., a corporation incorporated and existing under the laws of Delaware, United States of America, having its registered office in Cleveland, Ohio, United States of America, 5875 Landerbrook Drive, Suite 300 (“HYMH”), entered into that certain “Share Purchase Agreement” setting forth, inter alia, the terms and conditions of the possible acquisition of all the Outstanding Penta Shares (the “SPA”).

(B)	On March 8, 2016, pursuant to Section 11.4, paragraph 1, of the SPA, HYMH designated the Purchaser, which accepted its designation, to become a party to the SPA. As a result of such designation, any reference to the “Purchaser” contained in the SPA shall be deemed to be a reference to HY Italy, provided however that the HYMH shall be jointly and severally liable with HY Italy for the due and timely performance by HY Italy of any and all obligations, duties or covenants of the Purchaser as set forth in the SPA.

(C)	Prior to the consummation of the Closing, the Sellers and the Purchaser have agreed to amend the SPA according to the following terms and conditions.

NOW AND THEREFORE, the Parties hereby agree as follows

Article 1 – Recitals and Annexes and Definitions and Construction

1.1	Recitals and Annexes

All the recitals above and the Annexes to this Agreement constitute an integral and substantial part of this Agreement. The following are the Annexes attached to and incorporated by reference in this Agreement:

-	Annex 2.1	Purchase Price Allocation and Sellers’ Bank Accounts

-	Annex 2.9	Penta Financial Statements

-	Annex 6.1.2(iii)(b)-bis	Subsidiary Release Letters

1.2	Definitions and Construction

1.2.1	Terms defined in the SPA, unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2.2	Subject to the provisions of this Agreement and except as expressly amended pursuant hereto, all of the terms of the SPA shall remain in full force and effect, unamended, and the SPA shall be read and construed as one document with this Agreement. If any conflict or inconsistency occurs between this Agreement and the SPA, this Agreement shall prevail. This Agreement, as a result, shall not constitute a novation of the SPA.

Article 2 – Amendments to the SPA

Effective as of the date hereof, the Parties agree that the SPA shall be amended as follows:

2.1	Annex 3.2 (Purchase Price Allocation and Sellers’ Bank Accounts) to the SPA will be entirely superseded by and replaced with Annex 2.1 to this Agreement.

2.2	The heading of Section 5.2 of the SPA will be entirely superseded by and replaced with the following:

“Certain Actions Before and After Closing”.

2.3	Section 5.2.1 of the SPA will be entirely superseded by and replaced with the following:

“The Sellers shall:

(i)	resign from their offices as directors of Penta effective as of the Closing Date;

(ii)	limited to (x) Emilio Bolzoni, resign only from his office as chairman of the board of directors of the Company effective as of the Closing Date; and (y) Franco Bolzoni, Paolo Mazzoni and Pier Luigi Magnelli, resign from their offices as directors of the Company effective as of the Closing Date;

(iii)	use their best efforts to cause the permanent and alternate members of Penta’s supervisory board to resign effective as of the Closing Date; and

(iv)	limited to Emilio Bolzoni, resign from his office as director of the Subsidiaries effective as of April 30, 2016, subject to the Closing having taken place.”;

2.4	Section 5.2.2 of the SPA will be entirely superseded by and replaced with the following:

“The Sellers shall (A) in connection with their own resignations as per items (i), (ii)(y) and (iv) of Section 5.2.1, deliver to the Purchaser on or prior to Closing the Resignation Letters; and (B) use their best efforts to cause all resigning individuals that are referred to in item (iii) of Section 5.2.1 above to deliver to the Purchaser on or prior to Closing the Resignation Letters.”.

2.5	Section 5.2.3(i) of the SPA will be entirely superseded by and replaced with the following:

“a board of directors meeting of the Company be duly convened and be held on the Closing Date to (x) appoint, pursuant to Article 2386 paragraph 1 of the Italian Civil Code and in compliance with Section 6.1.2(ii)(b) below, three new directors of the Company to replace those resigning as per Section 5.2.1(ii) and (y) take the applicable actions set forth in Section 6.1.2(ii)(b) below, in which regard the Purchaser shall designate the three individuals to be appointed as per item (x) above by giving notice to the Seller’s Representative no later than three Business Days prior to the Closing Date; and”.

2.6	Section 5.2.5 of the SPA will be entirely superseded by and replaced with the following:

“Prior to the Closing Date, the Sellers shall procure that Penta’s by-laws be amended so that it allows the appointment of a number of directors ranging from three to five.”.

2.7	Section 6.1.2(ii)(b) of the SPA will be entirely superseded by and replaced with the following:

“cause the board of directors of the Company that will meet as per Section 5.2.3(i) to appoint, pursuant to Article 2386 paragraph 1 of the Italian Civil Code, the three individuals to be designated by the Purchaser pursuant to Section 5.2.3(i) as new directors of the Company to replace those resigning as per Section 5.2.2.”.

2.8	Section 6.1.2(iii)(b) of the SPA will be entirely superseded by and replaced with the following: “deliver to the Sellers’ Representative (x) a letter in the form of Annex 6.1.2(iii)(b) whereby the Purchaser shall, and shall cause its Designee and Penta to, release and discharge, to the maximum extent permitted under applicable Law, the resigning directors and, if applicable, supervisory board members of both Penta and the Company from and against any and all liabilities arising from their holding the offices as, respectively, directors and supervisory board members of Penta and of the Company up to the Closing Date, except in case of fraud or willful misconduct; and (y) a letter in the form of Annex 6.1.2(iii)(b)-bis whereby the Purchaser shall, and shall cause its Designee and Penta to, release and discharge, to the maximum extent permitted under applicable Law, each of Emilio Bolzoni and Roberto Scotti from and against any and all liabilities arising from their holding the office as directors in the Subsidiaries up to the Closing Date, except in case of fraud or willful misconduct; and”.

2.9	Annex 7.1.8 (Penta Financial Statements) to the SPA will be entirely superseded by and replaced with Annex 2.9 to this Agreement.

2.10	Section 11.1 of the SPA will be deleted in its entirety and replaced with:

“Any and all notices or other communications set forth in, or relating to, this Agreement shall be in writing, in the English language, and shall be considered as sufficiently given or served if delivered by hand or sent by facsimile, with positive confirmation report, by international courier service or by registered mail, return receipt, in each case accompanied by a courtesy email to the following addresses:

If to the Sellers:

Emilio Bolzoni

In the capacity as Sellers’ Representative

Via G. Bruno, 2

29121 Piacenza (Italy)

Fax: 0523324406

Email: e.bolzoni@alice.it

If to the Purchaser:

Hyster-Yale Capital Holding Italy S.r.l.

via Confalonieri 2

Masate, Milan

Italy

Attention: Suzanne Schulze Taylor, Director

Fax: +1.440.449.9561

Email: suzy.taylor@hyster-yale.com

with a courtesy copy to:

Hyster-Yale Materials Handling, Inc.

5875 Landerbrook Drive, Suite 300

Cleveland, Ohio

United States of America

Attention: Suzanne Schulze Taylor, Deputy General Counsel

Fax: +1.440.449.9561

Email: suzy.taylor@hyster-yale.com

Any and all the aforesaid notices or communications shall be deemed to have been duly given and be effective on the date indicated (a) in the appropriate proof of delivery, if delivered by hand or by international courier service; (b) in the return receipt, if delivered by registered mail, return receipt; and (c) in a positive confirmation report, if given by facsimile. Each Party may at any time amend its physical address, fax number or email address by giving notice to such effect to the other Party in compliance with this Section 11.1.”.

Article 3 – Notices and General Provisions

3.1	Notices

Section 11.1 (Notices) of the SPA, as amended by this Agreement, shall apply to all notices and other communications under or in connection with this Agreement.

3.2	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which shall, taken together, be considered one and the same agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * *

If you agree with the above, please re-write this amendment agreement proposal and send it back to us, together with the Annexes and Schedules, duly signed for acceptance.

Sincerely,

/s/ Emilio Bolzoni	/s/ Roberto Scotti
Emilio Bolzoni	Roberto Scotti

/s/ Franco Bolzoni	/s/ Paolo Mazzoni
Franco Bolzoni	Paolo Mazzoni

/s/ Pier Luigi Magnelli
Pier Luigi Magnelli

* * *

In relation to the above, we hereby accept the proposed amendment agreement included in your letter dated as of today, the contents of which have been transcribed above in their entirety.

Sincerely,

Hyster-Yale Capital Holding Italy S.r.l.

/s/ Suzanne Schulze Taylor
By:	Suzanne Schulze Taylor
Title:	Director